Exhibit 10.4

AMENDMENT NO. 2 TO
LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT (“Amendment No. 2”) dated as of July 10, 2002 by and among AEP Industries, Inc. (“Borrower”), the financial institutions from time to time parties to the Loan Agreement (as hereinafter defined) as lenders (each individually, a “Lender” and collectively, “Lenders”) and Congress Financial Corporation, a Delaware corporation, in its capacity as agent for Lenders (in such capacity, “Agent”).

WITNESSETH

WHEREAS, Agent, Lenders and Borrower have entered into financing arrangements pursuant to which Agent and Lenders have made and may make loans and advances and provide other financial accommodations to Borrower as set forth in the Loan and Security Agreement, dated November 20, 2001, by and among Agent, Lenders and Borrower, as amended by Amendment No. 1 to Loan and Security Agreement dated December 9, 2001 (as the same now exists and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (collectively, together with the Loan Agreement, the “Financing Agreements”);

WHEREAS, Borrower has requested that Agent make available to Borrower Letter of Credit Accommodations in the form of banker’s acceptances of up to $5,000,000 at any one time outstanding and Agent is willing to do so to the extent and subject to terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements and covenants set forth herein, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

1.1 Defined Terms. For purposes of this Amendment, all terms used herein, including but not limited to, those terms used and/or defined herein or in the recitals hereto shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 2 to Loan and Security Agreement.

1.2 Amendments to Definitions.  All references to the term “Letter of Credit Accommodations” in the Loan Agreement and the other Financing Agreements and each such reference is hereby amended to mean, collectively, letters of credit and banker’s acceptances issued with respect to drafts presented under letters of credit for the purchase of merchandise, and merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of Borrower or any Obligor or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower or any Obligor of its obligations to such issuer, sometimes being referred to in the Loan Agreement or such other Financing Agreements individually as a “Letter of Credit Accommodation”. The term “banker’s acceptance” as used herein shall refer to a time draft that is an order written by the beneficiary of a letter of credit as the drawer of the time draft instructing the issuer of the letter of credit as the drawee to pay the amount specified in the time draft that has been accepted by a bank.

Section 2. Amendments to Loan Agreement.

2.1 Letter of Credit Accommodation Fees. Section 2.2(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent, for the benefit of Lenders, (i) a letter of credit fee at a rate equal to two (2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations, other than banker’s acceptances, for the immediately preceding month (or part thereof), (ii) an acceptance fee at a rate equal to two and one half (2 1/2%) percent per annum on the daily outstanding balance of Letter of Credit Accommodations consisting of banker’s acceptances for the immediately preceding month (or part thereof), in each case, payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of Required Lenders shall, require Borrower to pay to Agent for the ratable benefit of Lenders such letter of credit fee under clause (i), at a rate equal to four (4%) percent per annum, and such acceptance fee under clause (ii), at a rate equal to five and one half (5 1/2%) percent per annum in each case on the applicable daily outstanding balance for: (A) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (B) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent in good faith. Such letter of credit fees and acceptance fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fees shall survive the termination of this Agreement”.

2.2 Letter of Credit Accommodation Fees. Section 2.2(e) of the Loan Agreement is hereby amended by adding the following to the end thereto:

“, provided, that, the amount of all outstanding Letter of Credit Accommodations consisting of banker’s acceptances and all other commitments and obligations made or incurred in connection therewith shall not at any time exceed $5,000,000.”

Section 3. Provisions of General Application

3.1 Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this

Amendment No. 2 and the other Financing Agreements, the terms of this Amendment No. 2 shall control. The Loan Agreement and this Amendment No. 2 shall be read and construed as one agreement.

3.2 Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

3.3 Binding Effect. This Amendment No. 2 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

3.4 Counterparts. This Amendment No. 2 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their authorized officers as of the date and year first above written.

CONGRESS FINANCIAL CORPORATION, as Agent and as Lender

By:

Title:

AEP INDUSTRIES, INC.

By:

Title:

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